Exhibit 99.2

CERTIFICATION

PURSUANT TO 31 C.F.R. § 30.15

I, Michael J. Fitzpatrick, certify, based on my knowledge, that OceanFirst Financial Corp.’s TARP period began on January 16, 2009, the closing date of the agreement between OceanFirst Financial Corp. and the U.S. Treasury, and that such TARP period ended on December 30, 2009, the date on which OceanFirst Financial Corp repurchased all of the outstanding preferred shares issued to the U.S. Treasury and further certify that:

(i) The compensation committee of OceanFirst Financial Corp. has discussed, reviewed and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans, and the risks these plans pose to OceanFirst Financial Corp.;

(ii) The compensation committee of OceanFirst Financial Corp. has identified and limited, during the applicable period, any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of OceanFirst Financial Corp., and during that same applicable period, has identified any features in the employee compensation plans that pose risks to OceanFirst Financial Corp. and has limited those features to ensure that OceanFirst Financial Corp. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of OceanFirst Financial Corp. to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of OceanFirst Financial Corp. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of OceanFirst Financial Corp. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of OceanFirst Financial Corp.;

(B)	Employee compensation plans that unnecessarily expose OceanFirst Financial Corp. to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of OceanFirst Financial Corp. to enhance the compensation of an employee;

(vi) OceanFirst Financial Corp. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) OceanFirst Financial Corp. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii) OceanFirst Financial Corp. has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(ix) The board of directors of OceanFirst Financial Corp. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; OceanFirst Financial Corp. and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) OceanFirst Financial Corp. is not required to permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date because an annual meeting of the shareholders did not take place during the time when an obligation arising from financial assistance provided under the TARP remained outstanding, as defined in section 111 of EESA;

(xi) OceanFirst Financial Corp. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) OceanFirst Financial Corp. will disclose whether OceanFirst Financial Corp., the board of directors of OceanFirst Financial Corp., or the compensation committee of OceanFirst Financial Corp. has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) OceanFirst Financial Corp. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv) OceanFirst Financial Corp. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between OceanFirst Financial Corp. and Treasury, including any amendments;

(xv) OceanFirst Financial Corp. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the fiscal year ended December 30, 2009, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and the most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 15, 2010	/s/ Michael J. Fitzpatrick
Michael J. Fitzpatrick Executive Vice President and Chief Financial Officer